Exhibit 77D


      OPPENHEIMER STRATEGIC INCOME FUND
      Supplement dated April 23, 2010 to the
      Prospectus and Statement of Additional Information dated January 28, 2010


This supplement amends the Prospectus and Statement of Additional Information of Oppenheimer Strategic Income Fund (the "Fund"), each dated January 28, 2010, and replaces the supplement dated March 19, 2010.

As of June 30, 2010, the Fund will change its name to "Oppenheimer Global Strategic Income Fund." No changes are being made to the Fund's investment objective, investment strategies and policies.





April 23, 2010                                                        PS0230.037